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                                                                    EXHIBIT 99.1

                              For Immediate Release
                            For Further Information:




At Peoples Heritage, contact:                     At Banknorth, contact:
Brian Arsenault, SVP, Corp. Communications        William H. Chadwick, President
(207) 761-8517                                    and CEO
                                                  (802) 860-5560




                      Peoples Heritage to Acquire Banknorth
                    and Create a $17 Billion Banking Company
                Extends Franchise to Vermont and Upstate New York



                          Banknorth Name to be Retained



(Conference call re this announcement at 2 p.m., eastern time, today, June 2, 1999. Conference call telephone number: 1-800-946-0742, confirmation code 704970)

Portland, Maine, June 2, 1999 - Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that it has reached a definitive agreement to acquire Banknorth Group, Inc. (NASDAQ:BKNG) in a transaction valued at $780.7 million. The acquisition will create a $17 billion multi-state banking and financial services company.

The transaction will provide the Company its initial entry into Vermont and Upstate New York while expanding its presence in Massachusetts and New Hampshire. Peoples Heritage, headquartered in Portland, Maine, currently has the largest bank deposit market share in Maine and New Hampshire, the eighth largest market share in Massachusetts and a bank in north-central Connecticut.

William J. Ryan, Peoples Heritage Chairman, President and Chief Executive Officer, said that his Company will take on the Banknorth name.

"Our new name will more clearly represent our presence in every New England state except Rhode Island and our entry into Upstate New York," said Mr. Ryan. "We also hope to send the market a clear message that we are truly a commercial banking company and not a traditional thrift."





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"Geographically, we are executing a natural, contiguous extension of our franchise which makes us the dominant community banking franchise in virtually all of New England."

Under the terms of the definitive agreement, shareholders of Banknorth will receive 1.825 shares of Peoples Heritage common stock for each whole share of Banknorth common stock plus cash in lieu of any fractional share interest. Approximately 42.9 million shares of Peoples Heritage stock will be issued in the transaction, including shares issuable upon the exercise of substitute stock options. The exchange will be tax free and accounted for as a pooling of interests.

Based on a closing price of $18.00 per share of Peoples Heritage on June 1, 1999, the cash equivalent value of the deal is $32.85 for each share of Banknorth stock. The price equates to 2.35 times the book value of Banknorth at March 31, 1999 and 14.6 times estimated 1999 earnings per share.

Under the terms of the definitive agreement, a 21-member Board of Directors of the resulting company will include six of the current directors of Banknorth.

"We are pleased to achieve this affiliation with Peoples Heritage which, we believe, serves the long-term interests of our shareholders, and affirms our commitment to serving the banking needs of customers throughout our market area -- from first-time homeowners to small businesses, from families buying and insuring an automobile to those customers planning for retirement," said William
H. Chadwick, President and Chief Executive Officer of Banknorth. "As giant banks continue to emerge, it is important that institutions with the community banking style of the "new" Banknorth be here to serve `Main Street' New England and Upstate New York.

The agreement is subject to the approval of the shareholders of both companies and requisite regulatory approvals. It is expected that the transaction will be closed by year-end. The operational integration of the two companies is expected to be completed during the second quarter of 2000. As part of the agreement, each party provided the other an option to purchase 19.9 percent of its outstanding common stock under certain circumstances. Due diligence is to be completed by both parties within a week.

The transaction is expected to be accretive to earnings during the first full 12 months following the operational integration. For calendar year 2000, the transaction is expected to be 4 cents dilutive because anticipated cost savings will be realized for only about half the year while the additional shares will be issued for the full year. In 2001, the transaction is estimated to be accretive by 3 cents per share and in 2002 by 4 cents per share.

Peoples Heritage had $12.6 billion in assets at March 31, 1999. It operates Peoples Heritage Bank in Maine, Bank of New Hampshire throughout the state, Family/SIS Bank in Massachusetts and Glastonbury Bank & Trust in Connecticut. The Company also operates






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subsidiaries in insurance, investments, trust services, mortgage banking and equipment leasing; and has 221 banking offices and 287 ATMs.

Banknorth Group had total assets of $4.4 billion at March 31, 1999. It operates eight community banks, The Stratevest Group, a $4.0 billion investment management company, and Banknorth Mortgage Company, Inc. It operates 101 banking offices and 145 ATMs in Massachusetts, New Hampshire, Vermont, and Upstate New York.

(This press release contains certain forward-looking statements with respect to the financial condition, results of operation and business of the Company following the completion of the acquisition that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or an adverse interest rate environment could develop. A current report on Form 8-K filed on or about June 2, 1999 discloses these factors more fully.)

                                      (end)





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